UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

April 21, 2010
Date of Report (Date of Earliest Event Reported)

IntelGenx Technologies Corp.
(Exact Name of Registrant as Specified in its Charter)

Delaware	000-31187	870299034
(State or other jurisdiction of	(Commission File	(IRS Employer Identification
incorporation)	Number)	No.)

6425 Abrams, Ville St- Laurent, Quebec, Canada	H4S 1X9
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (514) 331-7440

Check the appropriate box below if the Form 8K fining is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ] Written communications pursuant to Rule 425 under the Securities Act (17CFR230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17CFR 240.14a -12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

[  ] Pre-commencement communication pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 1.01 Entry into a Material Definitive Agreement.

IntelGenx Corp. announced today that it has executed a binding term-sheet with RedHill Biopharma Ltd., an Israeli corporation (“RedHill”) to co-develop and license IntelGenx’ first oral thin film product based upon the Company’s proprietary VersaFilm technology. The product is intended for the rapid relief of migraine.

The term-sheet sets forth the main criteria to be incorporated into a definitive development and license agreement, subject to due diligence, under which RedHill would obtain exclusive worldwide rights to market and sell IntelGenx’ rapidly dissolving anti-migraine oral film product. In exchange IntelGenx would receive upfront, milestone, and external development fees totalling up to $2.1 million from RedHill. RedHill will also be responsible for regulatory filing fees, if necessary. Furthermore, upon commercialization of the product, IntelGenx would receive 40% of all proceeds including, but not limited to, all sales milestones and income from the product worldwide. IntelGenx and RedHill have entered into a ninety day exclusivity period during which IntelGenx is prohibited from engaging in negotiations related to the product contemplated to be licensed to RedHill with any other party. The term-sheet also provides for a break-up fee in the event that IntelGenx or RedHill is unable to execute the licensing agreement under certain circumstances after the satisfactory completion of due diligence.

Item 9.01 Financial Statements and Exhibits

(c) Exhibits

Exhibit	Description
99.1	IntelGenx Announces Licensing of Anti-Migraine Film Product

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INTELGENX TECHNOLOGIES CORP.

Dated: April 21, 2010	By: /s/ Horst Zerbe
Horst G.Zerbe
President and Chief
Executive Officer